                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]
                                          [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
    12


                                 MATTEL, INC.
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               (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1)  Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------

  (5)  Total fee paid:

  ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  ----------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------

  (3)  Filing Party:

  ----------------------------------------------------------------------------

  (4)  Date Filed:

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Notes:

                             [LOGO OF MATTEL(R)]

                            NOTICE OF ANNUAL MEETING
                                      and
                                PROXY STATEMENT


                         Annual Meeting of Stockholders

                            Manhattan Beach Marriott
                              1400 Parkview Avenue
                          Manhattan Beach, California
                                  June 3, 1999

                                  MATTEL, INC.
                           333 Continental Boulevard
                       El Segundo, California 90245-5012

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 3, 1999

To the Stockholders of Mattel, Inc.:

  The 1999 Annual Meeting of Stockholders of Mattel, Inc. will be held on June 3, 1999 at 10:00 a.m., local time, in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, to consider and act upon the following matters:

  1. The election of directors;

  2. The approval of the Amended and Restated Mattel Long-Term Incentive Plan and the material terms of its performance goals;

  3. The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 1999; and

  4. Such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of two stockholder proposals that may be presented at the meeting.

  Each of these matters is described in more detail in the accompanying Proxy Statement.

  The Board of Directors has fixed the close of business on April 9, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Robert Normile

                                          Robert Normile
                                          Secretary

El Segundo, California
April 26, 1999

  All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible in order that your stock will be represented at the annual meeting.

                                  MATTEL, INC.

                           333 Continental Boulevard
                       El Segundo, California 90245-5012

                               ----------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 3, 1999

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mattel, Inc., a Delaware corporation (the "Company" or "Mattel"), for use at its 1999 Annual Meeting of Stockholders, to be held on June 3, 1999 at 10:00 a.m., local time, in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the annual meeting were first mailed or delivered to the stockholders of the Company on or about April 27, 1999.

Record Date and Voting

  The Board of Directors of the Company has fixed April 9, 1999 as the record date for the annual meeting. Only holders of record of shares of the Company's common stock and the Company's Series C mandatorily convertible redeemable preferred stock on the record date are entitled to notice of and to vote at the annual meeting. As of the record date, there were 286,174,169 outstanding shares of common stock held by approximately 48,000 holders of record and 771,920 outstanding shares of Series C preferred stock. At the annual meeting, each share of common stock will be entitled to one vote. Each share of Series C preferred stock will be entitled to 12.219 votes, or approximately 9,432,090 votes in the aggregate. Accordingly, an aggregate of 295,606,259 votes may be cast at the annual meeting by holders of common stock and Series C preferred stock.

  All of the shares of Series C preferred stock are held by BankBoston, N.A., as depositary for the holders of the Company's Series C depositary shares. Each Series C depositary share represents one twenty-fifth of a share of Series C preferred stock. Series C preferred stock will be voted by BankBoston, N.A. in accordance with instructions received from the holders of Series C depositary shares. Consequently, holders of Series C depositary shares are entitled to direct BankBoston, N.A. with respect to 0.48876 of a vote per Series C depositary share. Holders of Series C depositary shares who are holders on the record date will be entitled to notice of and to attend the annual meeting and to instruct BankBoston, N.A. as to the voting of the shares of Series C preferred stock represented by such holder's Series C depositary shares.

Quorum, Cumulative Voting and Voting Requirements

  The representation, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the annual meeting. Shares of common stock and Series C preferred stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the annual meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of a proposal.

  Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients, who are the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but not on non-routine matters. The proposals to be acted upon at the annual meeting include both routine matters such as the election of directors, the ratification of accountants and the approval of the Amended and Restated Mattel Long-Term Incentive Plan and the material terms of its performance goals, and non-routine matters such as the two shareholder proposals. On routine matters, a broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote for the routine matters, but expressly states that the broker is not voting on the non-routine matters. The broker's inability to vote with respect to the non-routine matters is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast on non-routine matters.

  Under the terms of the Deposit Agreement between Mattel and BankBoston, N.A. (formerly The First National Bank of Boston), as depositary, all shares of Series C preferred stock held by BankBoston, N.A., will be voted or not voted as directed by written instructions from the holders of Series C depositary shares. The depositary will abstain from voting any Series C depositary shares for which no instructions are received. Any such abstentions will have the same effect as votes against approval of a proposal.

  In the election of directors, holders of common stock and Series C preferred stock, voting together as a class, are entitled to elect eleven directors, with the eleven candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, stockholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected (eleven) multiplied by the number of votes per share of common stock or Series C preferred stock held in their name on the record date for the annual meeting or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card. The shares voted will then be cumulated in the manner described above and voted for the remaining candidate or spread equally, adjusted to whole votes, among the remaining candidates. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

Voting of Proxies

  All shares of common stock and Series C preferred stock that are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on such proxies. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, the proxy card will be deemed an instruction to vote:

    (1) in favor of the election as directors of the nominees named in this Proxy Statement;

    (2) for proposals 2 and 3; and

    (3) against proposals 4 and 5, which are the two stockholder proposals that may be presented at the annual meeting.

  The Board of Directors does not know of any matters other than those described in the notice of the annual meeting that are to come before the annual meeting. If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the annual meeting to another time and/or place for the purposes of soliciting additional proxies, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters as they see fit.

Revocation of Proxies

  Any proxy give pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the Secretary of the Company, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Company before the taking of the vote at the annual meeting; or

  . attending the annual meeting and voting in person, although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy.

  Any written notice of revocation or subsequent proxy should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012,
Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the annual meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from the broker in order to change their vote or to vote at the annual meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of common stock as of April 21, 1999 by (1) each director and nominee for director, (2) the Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of fiscal 1998 and (3) all current directors and executive officers of the Company as a group:

                                                           Amount and Nature
 Name of Beneficial Owner Position with Mattel         of Beneficial Ownership(1)
 ------------------------ --------------------         --------------------------
 Jill E. Barad            Chairman of the Board and
                           Chief Executive Officer..           2,145,552(2)
 Dr. Harold Brown         Director..................              66,445(2)
 Tully M. Friedman        Director..................              23,750(2)
 Joseph C. Gandolfo       President, Worldwide
                           Manufacturing
                           Operations and a Director.            592,433(2)
 Ronald M. Loeb           Director..................              91,295(2)
 Ned Mansour              President, Corporate
                           Operations and a
                           Director.................             466,627(2)
 Harry J. Pearce          Chief Financial Officer...             161,621(2)
 Andrea L. Rich           Director..................              15,000(2)
 William D. Rollnick      Director..................             182,570(2)
 Pleasant T. Rowland      Vice Chairman of the Board
                           and President,
                           Pleasant Company.........             271,500(2)
 Christopher A. Sinclair  Director..................              20,950(2)
 Bruce L. Stein           President, Mattel
                           Worldwide, Chief
                           Operating Officer and a
                           Director(4)..............             700,000(2)
 John L. Vogelstein       Director..................             544,275(2)
 All current Directors and
  Executive Officers as a
  group (21 persons).................................          5,029,252(3)

--------
(1) The directors and officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1.0% or more of any class of capital stock of the Company.

(2) Includes shares of common stock that the following directors and officers have the right to acquire by exercise of options within 60 days following April 21, 1999: Barad, 1,826,563; Brown, 22,500; Friedman, 22,500;
    Gandolfo, 557,188; Loeb, 7,500; Mansour, 443,750; Pearce, 100,000; Rich,
    15,000; Rollnick, 22,500; Rowland, 0; Sinclair, 18,750; Stein, 700,000; and
    Vogelstein, 22,500.

(3) The amount stated represents approximately 1.75% of the outstanding shares of common stock. The amount stated also includes an aggregate of 3,483,563 shares of common stock that may be acquired upon the exercise of options within 60 days following April 21, 1999, which represents approximately 1.21% of the outstanding shares of common stock.

(4) As of March 15, 1999 Mr. Stein is no longer an officer or director of the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

  Eleven directors are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee as may be nominated by the Company. Management presently believes that each of the persons named will be available to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, except with respect to Ms. Rowland whose employment agreement provides that the Company is obligated to cause her to be elected a director. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

Information Concerning Nominees to the Board of Directors

  Information is set forth below concerning the nominees for election as directors. All of the nominees are incumbent directors. Each nominee has furnished the information as to his or her beneficial ownership of common stock as of April 21, 1999 and the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

                                      Principal Occupation             Director
             Name                         or Position              Age  Since
             ----                     --------------------         --- --------
 Jill E. Barad...............  Chairman of the Board and Chief      47   1991
                                Executive Officer of
                                the Company (also a Director of
                                Microsoft Corp. and PIXAR Inc.)
 Dr. Harold Brown............  Senior Managing Director of E.M.     71   1991
                                Warburg, Pincus & Co., LLC;
                                Counselor, Center for Strategic
                                and International Studies (also
                                a Director of Cummins Engine
                                Company, Philip Morris
                                Companies, Inc. and Evergreen
                                Holdings, Inc.)
 Tully M. Friedman...........  Founding Partner and Chairman of     57   1984
                                Friedman Fleischer & Lowe, LLC,
                                a private investment firm (also
                                on the Advisory Board of
                                Tevecap, S.A. and a Director of
                                Levi Strauss & Co., McKesson
                                Corporation and The Clorox
                                Company)
 Joseph C. Gandolfo..........  President, Worldwide                 57   1997
                                Manufacturing Operations of the
                                Company
 Ronald M. Loeb..............  Retired partner of the law firm      66   1970
                                of Irell & Manella LLP
 Ned Mansour.................  President, Corporate Operations      50   1996
                                of the Company
 Andrea L. Rich..............  President and Chief Executive        55   1998
                                Officer of the Los Angeles
                                County Museum of Art
 William D. Rollnick.........  Retired Chairman and a Director      67   1984
                                of Genstar Rental Electronics,
                                Inc.
 Pleasant T. Rowland.........  Vice Chairman of the Board of the    57   1998
                                Company and President of
                                Pleasant Company
 Christopher A. Sinclair.....  President and Chief Executive        48   1996
                                Officer of Caribiner
                                International (also a Director
                                of Caribiner International and
                                Venator Group)
 John L. Vogelstein..........  Vice Chairman of the Board,          64   1983
                                President and Director of E.M.
                                Warburg, Pincus & Co., LLC (also
                                a Director of ADVO, Inc., Golden
                                Books Family Entertainment, Inc.
                                and Journal Register Company,
                                LLC)

  Except as described below, each of the directors has served in the principal occupation or position indicated in the table for at least the past five years. Ms. Barad has served as Chief Executive Officer of the Company since January 1997 and as Chairman of the Board of the Company since October 1997. Prior to that, she served as an executive officer of the Company for more than five years. Mr. Friedman has served in the capacity indicated since April 1997. Prior to that, he was a founding partner of Hellman & Friedman, a private investment firm, for more than five years. Mr. Loeb has been retired since September 1997. Prior to that, he was a senior partner of the law firm of Irell & Manella LLP for more than five years, becoming of counsel to the firm upon his retirement. Mr. Mansour has served as President, Corporate Operations of the Company since August 1996. He also served as General Counsel of the Company from November 1997 to April 1999. Prior to that, he served as an executive officer of the Company for five years. Ms. Rich has served as President and Chief Executive Officer of the Los Angeles County Museum of Art since November 1995. Prior to that, she served as Executive Vice-Chancellor and Chief Operating Officer of the University of California, Los Angeles since 1991. Ms. Rowland has served as the Vice Chairman of the Board of the Company and President of Pleasant Company since July 1998. Prior to that, she served as President of Pleasant Company, which she founded, for more than five years. Mr. Sinclair has served as President and Chief Executive Officer of Caribiner International since January 1999. Prior to that, he served as President and Chief Executive Officer of Quality Food Centers and Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years.

                             THE BOARD OF DIRECTORS

Meetings and Remuneration

  During 1998, the Board of Directors held seven meetings, and no director attended less than 75% of the aggregate of all Board of Directors meetings and of all meetings held by any committee of the Board of Directors on which he or she served.

  Non-employee members of the Board of Directors receive an annual retainer of $30,000 per year. Each non-employee committee chairman receives an annual fee of $4,000 per year and each non-employee committee member receives a fee of $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors' fees under an arrangement that provides for the investment of such fees in common stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the individual ceases to be a director of the Company. Pursuant to the terms of the Mattel 1996 Stock Option Plan (the "1996 Plan"), upon initial election to the Board of Directors, each new non-employee member of the Board of Directors receives options to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options are immediately exercisable and expire ten years from the date of grant; provided, however, that the options terminate 60 days after the director ceases to be a member of the Board of Directors, for whatever reason. Upon each annual re-election to the Board of Directors, each non-employee member of the Board of Directors receives options to purchase an additional number of shares of common stock designed to recognize continued service on the Board of Directors. Directors with five years of service or less receive options to purchase 5,000 shares of common stock and directors with more than five years of service receive options to purchase 10,000 shares of common stock, each with an exercise price equal to the fair market value of such stock on the date of grant. The options vest at the rate of 25% per year and expire ten years from the date of grant; provided, however, that unexercisable options terminate immediately and exercisable options terminate 60 days after the director ceases to be a member of the Board of Directors, for whatever reason.

  In 1998, and upon the recommendation of the Nominations/Corporate Governance Committee, the Board of Directors adopted policies regarding non-employee director stock ownership and non-employee director retention of shares purchased upon exercise of stock options. Under the policy, non-employee members of the Board of Directors will have up to five years from the later of adoption of the policy or joining the Board of

Directors to attain target minimum levels of stock ownership. In addition, during their service on the Board of Directors, each non-employee member of the Board of Directors must either hold his or her options to purchase shares of common stock or, if exercised, must hold the underlying shares of common stock until they cease to be a member of the Board of Directors.

Committees

  The Company has an Audit Committee chaired by Mr. Rollnick that includes Ms. Rich and Messrs. Loeb and Vogelstein as members. During 1998, the Audit Committee held five meetings. Its primary functions are to review periodic financial statements and certain financial information before publication; discuss the scope of the independent accountants' engagement and review the independent accountants' performance, reports and fees; review the scope and adequacy of the Company's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

  The Company has an Executive/Finance Committee chaired by Mr. Vogelstein that includes Ms. Barad and Messrs. Friedman and Rollnick as members. During 1998, the Executive/Finance Committee held three meetings. The Executive/Finance Committee has all the powers of the Board of Directors, subject to limitations of applicable law.

  The Company has a Nominations/Corporate Governance Committee chaired by Mr. Loeb that includes Ms. Rich and Messrs. Friedman, Mansour and Vogelstein as members. During 1998, the Nominations/ Corporate Governance Committee held three meetings. Its primary function is to act on behalf of and with the concurrence of the Board of Directors with respect to matters relating to the composition and membership of the Board of Directors and the Board's governance responsibilities. The Nominations/Corporate Governance Committee also works closely with the Chief Executive Officer and other members of the Company's management to assure that the Company is governed effectively and smoothly. Sitting as a nominating committee, it submits to the Board of Directors for consideration each nominee to be presented to the stockholders for election as a director at the Company's annual meetings of stockholders, it solicits recommendations and selects candidates to fill vacancies on the Board of Directors and it presents to the Board of Directors its recommendations for committee assignments.

  The Company has a Compensation/Options Committee chaired by Mr. Vogelstein that includes Messrs. Rollnick and Sinclair as members. During 1998, the Compensation/Options Committee held eight meetings. Its primary functions are to review compensation levels of members of management, evaluate the performance of management and consider management succession and related matters and approve and oversee the various incentive plans, including the Company's stock option plans and incentive compensation plans.

  The Company has a Foundation Committee chaired by Dr. Brown that includes Ms. Barad, Ms. Rowland and Mr. Gandolfo as members. During 1998, the Foundation Committee held three meetings. The Foundation Committee provides direction to and approves the budget and major expenditures for the Mattel Children's Foundation. Funded annually from corporate profits, the Mattel Children's Foundation supports a variety of programs and organizations that primarily benefit children in need.

  The Company has a Pension Committee chaired by Mr. Sinclair that includes Mr. Brown as a member. During 1998, the Pension Committee held two meetings. Its primary function is to oversee the operation of the Company's pension and employee retirement and savings plans by reviewing investment and financial performance, the selection of investment managers, trustees and other fiduciaries, and monitoring the administration of the plans.

Stockholder Recommendations of Nominees for Director

  The Nominations/Corporate Governance Committee will consider nominees for director of the Company recommended by stockholders. A stockholder wishing to recommend a nominee to the Nominations/Corporate Governance Committee for election to the Board of Directors at an annual meeting of stockholders is required to give written notice to the Secretary of the Company of his or her intention to recommend a nominee. The notice must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the meeting, or if the Company gives less than 40 days' notice of the meeting date, the notice must be received within ten days after the meeting date is announced. The notice is required to contain certain information about both the nominee and the stockholder making the nomination. Details regarding the specific information required to be included in the notice may be obtained from the Secretary of the Company. A recommendation that does not comply with the above procedures will be disregarded. Even if the above procedures are complied with, the Nominations/Corporate Governance Committee retains discretion in the nomination of directors, and compliance with such procedures will not create a duty of the committee to nominate the candidate recommended by the stockholder or to include such candidate in the Company's proxy materials. Written notice of any recommendation of a nominee should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, Attention: Secretary.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
                                                       ---
FOR ELECTION AS DIRECTORS NAMED HEREIN.

                  REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

  The following Report of the Compensation/Options Committee and the performance graph that follows shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Report and performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

General

  The Compensation/Options Committee, a committee composed entirely of directors who have never served as officers of the Company, approves and oversees the Company's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Compensation/Options Committee consults with the Company's Chief Executive Officer, except when reviewing her performance, in which case the Compensation/Options Committee meets independently. The Compensation/Options Committee reviews with the Board of Directors in detail all aspects of compensation for the senior executives, including the Chief Executive Officer and the four other most highly compensated individuals named in the summary compensation table (the "Named Executive Officers"). The Compensation/Options Committee met eight times during 1998.

Statement on Philosophy of Executive Compensation

  In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives of the Company, the Compensation/Options Committee is guided by three basic principles:

  . The Company must offer competitive salaries to be able to attract, retain and motivate highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, restricted stock, the Mattel Management Incentive Plan (the "MIP") and the Mattel Long-Term Incentive Plan (the "LTIP").

Implementation of Philosophy

  The Compensation/Options Committee has retained the services of SCA Consulting, a compensation consulting firm, to assist the Company in developing compensation incentive programs. SCA Consulting provides data and advice to the Compensation/Options Committee with respect to the compensation paid to senior executives of the Company. In addition, SCA Consulting periodically reviews the compensation plans in which each of the Named Executive Officers participates and reports to the Compensation/Options Committee whether the plans meet the objectives of motivating the officers to achieve superior stockholder return and whether the plans also achieve the objective of attracting and retaining qualified officers.

  In connection with these services, a senior representative of SCA Consulting has attended Compensation/Options Committee meetings and discussed with the Compensation/Options Committee, among other subjects, a competitive assessment of senior executive compensation, long-term incentive concepts, annual incentive concepts including financial performance measures, peer group comparisons, premium price stock options and dilution resulting from stock option grants.

Base Salaries

  Base salaries for the Chief Executive Officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed regularly, usually once every 18 months, and adjusted as warranted to reflect continued contributions and sustained individual performance. The Compensation/Options Committee measures individual performance and contribution against total annual compensation, including incentive awards, rather than base salary alone.

Management Incentive Plan

  Under the MIP, incentive compensation is earned based on the current year's performance as compared to business and financial goals for the year. For 1998, these annual goals were established by the Compensation/Options Committee at the beginning of the period. The corporate goal was based on net operating profit after taxes ("NOPAT") less charges on total capital, which measures the effective net after-tax operating profit less charges based on the amount of capital used to generate such profit. Business units and international affiliates are also measured on operating profit less a charge for working capital, inventory and receivables, as well as revenue goals. In determining individual awards under the MIP, the Compensation/Options Committee also considers individual accomplishments. For 1998, the maximum annual amounts that the Named Executive Officers were eligible to receive under the MIP ranged from 75% to 150% of base salary. Based on the financial performance measures, however, no payments under the MIP were made for 1998 to Ms. Barad or Messrs. Gandolfo, Mansour, Pearce and Stein.

Long-Term Incentive Plan

  The Named Executive Officers also participated in the 1996-1998 LTIP. Awards under the LTIP were based on the Company's financial performance over a three-year performance cycle with performance targets that relate to its long-range financial goals. For the performance cycle beginning in 1996 and ending in 1998, the performance targets used to determine awards under the LTIP were based primarily on Cash Flow Return on Investment ("CFROI"), revenue growth and earnings per share growth. CFROI is a measure of the cash flow generated by the Company's assets and is based on a formula developed by an independent financial consulting firm. This formula is related to the economic performance of a company, and an increase in CFROI is strongly correlated to improvement in stock price. Prior to April 1 of the first year of the three-year performance period, the Compensation/Options Committee established, in writing, the level of each executive's participation and target levels for the performance criteria that had to be achieved before incentive payments were awarded under the LTIP. Interim payments of performance awards for tracking to the three-year goals were made at the end of each year. Each interim award was paid annually in the first quarter of the following year. Individual participation was established by the Compensation/Options Committee at levels considered appropriate based upon the duties and scope of responsibilities of each executive's position. Payments under the LTIP were made for 1998 for LTIP awards granted in 1996 to Ms. Barad and Messrs. Gandolfo, Mansour, Pearce and Stein of $2,855,720, $1,101,492, $1,631,840, $1,403,880 and $1,631,840,
respectively. Such payments were earned based on the performance objectives that were achieved over the three-year period.

Equity-Based Incentive Compensation

  The 1996 Plan authorizes the Compensation/Options Committee to make grants and awards of stock options, stock appreciation rights, "restricted stock" and other stock-based awards. Stock options are granted under the 1996 Plan with an exercise price equal to the market price of the Company's common stock on the date of grant and generally vest over four years. This approach is designed to motivate management to increase stockholder value over the long-term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation/Options Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management. In 1998, no options were granted to Ms. Barad or Messrs. Gandolfo, Mansour, Pearce and Stein pursuant to the 1996 Plan.

  The 1997 Premium Price Stock Option Plan (the "PPO Plan") authorizes the Compensation/Options Committee to make grants and awards of stock options and tandem limited stock appreciation rights. Stock options are granted under the PPO Plan with an exercise price in excess of the market price of the Company's common stock on the date of the grant. Options granted under the PPO Plan are exercisable and terminate at such time as may be determined by the Board of Directors. The primary purpose for the Compensation/Options Committee's granting of such premium price stock options is to provide strong incentive to increase the Company's value during the term of the options. The Compensation/Options Committee reviewed competitive data regarding long-term incentive levels in comparable companies and relied upon the advice of SCA Consulting in determining the number and design of options to grant. Grants to the Named Executive Officers under the PPO Plan in 1997 were intended to replace annual grants under the 1996 Plan until the end of the year 2000. Although no options were granted to Ms. Barad or Messrs. Gandolfo, Mansour, Pearce and Stein in 1998 under the PPO Plan, such individuals were granted options in 1997 pursuant to the PPO Plan. See "Summary Compensation Table."

  The Compensation/Options Committee believes that significant equity interests in the Company held by its executives more closely align the interests of stockholders and management. In light of this belief and effective January 1, 1995, the Company established stock ownership guidelines for senior executives. Those executives to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in the Company. Compliance with these guidelines is monitored by the Compensation/Options Committee and, while not mandatory, will be taken into consideration at the time future stock option grants are made.

Internal Revenue Code Section 162(m)

  As one of the factors in its review of compensation matters, the Compensation/Options Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights or on whether such plans qualify as "performance" based plans under the provisions of the tax laws. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation/Options Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation/Options Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m) of the Internal Revenue Code, as amended. The Compensation/Options Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Compensation of the Chief Executive Officer

  Ms. Barad's compensation is determined through a process similar to that discussed above for executive officers in general.

  In 1998, Ms. Barad earned total compensation of $1,763,465, which includes her salary and a special achievement bonus related to successful merger and acquisition efforts in 1997 that was paid in 1998. The Compensation/Options Committee considers this level of compensation appropriate in light of Ms. Barad's leadership of a leading children's products company. Ms. Barad's employment agreement with the Company establishes a minimum base salary and the minimum benefits to which she is entitled under the compensation plans available to the Company's executive officers. See "Employment Agreements" below. The Compensation/Options Committee typically reviews Ms. Barad's base salary every 18 months. Her base salary was reviewed in February 1998 and was increased by $150,000 to $1,250,000 per year based upon her performance up to that time.

  The Compensation/Options Committee has structured Ms. Barad's compensation to reflect both her short-term performance and her long-term ability and dedication to enhance the Company's value by, among other things, initiating and implementing a number of strategic initiatives designed to better position the Company to succeed in a rapidly changing market. In the short-term, based on 1998 financial performance measures, no payments under the MIP were made to Ms. Barad for 1998. In the long-term, due to CFROI levels and revenue growth of the Company during the performance cycle beginning in 1996 and ending in 1998, Ms. Barad received an LTIP award of $2,855,720 in 1998. The amount of such award was negatively impacted by the Company's earnings per share in 1998.

  Ms. Barad was not granted any options to purchase common stock in 1998, however, Ms. Barad was granted premium price options in 1997 to purchase 4,082,946 shares of common stock pursuant to the PPO Plan. Such options have exercise prices that were in excess of 25% ($42.31 per share) and 33 1/3% ($44.87 per share) above the Company's prior six month average stock price on the date of grant ($33.62 per share). Such options expire on December 31, 2002 and may not be exercised for three years from the date of grant. These grants are intended to replace annual grants to Ms. Barad under the 1996 Plan until the end of the year 2000. The primary basis for the Compensation/Options Committee's granting of such options to Ms. Barad was to recognize her as the key leader of the Company and to provide her with strong incentive to increase the Company's value during the term of the options. The Compensation/Options Committee reviewed competitive data regarding long-term incentive levels for Chief Executive Officers in comparable companies and relied upon the advice of SCA Consulting in determining the number and design of options to grant. See "--Implementation of Philosophy" above.

                                          COMPENSATION/OPTIONS COMMITTEE

                                          John L. Vogelstein (Chairman)
                                          William D. Rollnick
                                          Christopher A. Sinclair

                               PERFORMANCE GRAPH

                                  MATTEL, INC.

                Comparison of Five Year Cumulative Total Return*

       Mattel, Inc., S&P 500, and Recreation Products Group 1993 to 1998

                       [PERFORMANCE GRAPH APPEARS HERE]

CUMULATIVE TOTAL RETURN*                 1994    1995    1996    1997    1998
------------------------                ------- ------- ------- ------- -------
Mattel, Inc. .......................... $114.74 $177.08 $201.51 $272.82 $173.83
S&P 500................................  101.32  139.40  171.40  228.59  293.91
Recreation Products Group..............   91.59  112.79  125.62  164.96  223.10

* Cumulative Total Return assumes an initial investment of $100 and reinvestment of dividends.

Recreation Products Group is the Dow Jones Recreation Products Group, which includes the following companies: Brunswick Corp., Carnival Corp., The Walt Disney Company, Eastman Kodak Co., Electronic Arts, Inc., Harley Davidson, Inc., Hasbro, Inc., International Game Technology Corp., King World Productions, Inc., Polaroid Corp., Time Warner, Inc., and Viacom, Inc.

                           SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1998 for service during each of the last three fiscal years.

                                           Annual Compensation          Long-Term Compensation
                                    ---------------------------------  -------------------------
                                                                         Awards        Payouts
                                                                       -------------   ---------
                                                            Other
                                                            Annual      Securities       LTIP     All Other
   Name and                                      Bonus   Compensation   Underlying      Payout   Compensation
Principal Position           Year   Salary($)   ($)(1)      ($)(2)     Options(#)(3)    ($)(4)      ($)(5)
------------------           ----   ---------  --------- ------------  -------------   --------- ------------
Jill E. Barad...........     1998   1,263,465    500,000      --             --        2,855,720   131,756
 Chairman of the Board       1997   1,100,008    445,503      --          4,907,946    9,140,408   112,949
  and Chief Executive        1996     920,199    280,000   1,809,500        300,000      420,000    78,215
  Officer

Joseph C. Gandolfo......     1998     570,015    200,000      --             --        1,101,492    69,870
 President,                  1997     510,016    154,917      --          1,180,346      270,000    63,052
 Worldwide Manufacturing     1996     470,780     --       1,809,500         75,000      162,000    46,706
 Operations

Ned Mansour.............     1998     698,077    500,000      --             --        1,631,840    68,707
 President,                  1997     623,078    440,031      --          1,983,019      400,000    61,417
 Corporate Operations        1996     451,456        --       --            225,000      240,000    43,735

Harry J. Pearce.........     1998     586,541        --       --             --        1,403,880    67,260
 Chief Financial             1997     380,772    200,000      --          1,394,182      300,000    39,332
  Officer(6)

Bruce L. Stein..........     1998     760,390    350,000      --             --        1,631,840    68,938
 President,                  1997     699,625    213,194      --          1,733,019      400,000    57,398
 Mattel Worldwide and        1996     231,316  1,000,000      --            400,000      240,000    21,448
 Chief Operating Officer(6)

--------
(1) The annual bonus is generally paid in the first quarter of the following year and interim and final long-term incentive plan payouts are paid annually in the first quarter of the following year. No payments were made under the MIP in 1998. Bonus amounts for Ms. Barad and Messrs. Gandolfo, Mansour and Stein in 1998 represent awards for special achievement related to successful merger and acquisition efforts in 1997, awarded in March 1998. Bonus amount for Ms. Barad for 1996 represents an award of a special achievement bonus for services performed in 1995 in the amount of $280,000. Bonus amount for Mr. Mansour for 1997 includes an award of a special achievement bonus in the amount of $250,000.

(2) Represents payments made in 1996 in exchange for the cancellation of stock appreciation rights granted in 1993.

(3) 1997 amounts include options granted to Ms. Barad and Messrs. Gandolfo, Mansour, Pearce and Stein pursuant to the PPO Plan to purchase 4,082,946, 955,346, 1,433,019, 1,194,182 and 1,433,019 shares of common stock, respectively, with exercise prices that were in excess of 25% ($42.31 per share) and 33 1/3% ($44.87 per share) above the Company's prior six month average stock price on the date of grant ($33.62 per share). Such options expire on December 31, 2002 and may not be exercised for three years from the date of grant. Such options are intended to replace annual grants to such individuals under the 1996 Plan until the end of the year 2000.

(4) $8,440,408 of the LTIP payout for Ms. Barad for 1997 represents the vesting on January 1, 1997 of 292,968 shares of common stock previously issued to her as "restricted stock."

(5) 1998 amounts consist of the taxable portion of premiums on life insurance provided by the Company for Ms. Barad and Messrs. Gandolfo, Mansour, Pearce and Stein in the amounts of $5,500, $3,950, $3,473, $3,269 and $1,441, respectively, and contributions to Mattel's Personal Investment Plan and PIP Excess Plan to such individuals in the amounts of $126,256, $65,920, $65,234, $63,991 and $67,497, respectively.

(6) Mr. Stein commenced employment in August 1996 and received a signing bonus of $1.0 million pursuant to the terms of his employment agreement. As of March 15, 1999, Mr. Stein is no longer an officer of the Company.
    Mr. Pearce commenced employment in April 1997. See "Employment Agreements" below.

  No stock options or stock appreciation rights ("SARs") were granted to the Named Executive Officers in the 1998 fiscal year.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
            Aggregated Option/SAR Exercises in Last Fiscal Year and
                            FY-End Option/SAR Values

  The following table shows exercises and values of stock options and SARs held by the Named Executive Officers as of December 31, 1998.

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised     in-the-Money Options/
                                                    Options/SARs at FY-End       SARs at FY-End(1)
                         Shares Acquired   Value   ------------------------- -------------------------
                           on Exercise   Realized  Exercisable Unexercisable Exercisable Unexercisable
          Name                 (#)        ($)(2)       (#)          (#)          ($)          ($)
          ----           --------------- --------- ----------- ------------- ----------- -------------
Jill E. Barad...........     224,453     6,379,058  1,589,063    4,851,696    8,404,473         --
Joseph C. Gandolfo......     199,111     5,403,424    466,563    1,177,221    2,866,823     114,688
Ned Mansour.............     134,765     3,813,779    278,125    1,967,394      206,438      68,813
Harry J. Pearce.........         --            --      50,000    1,344,182          --          --
Bruce L. Stein..........         --            --     275,000    1,858,019          --          --

--------
  (1) The value of unexercised in-the-money options/SARs is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 1998 at a price of $23.50 per share, the fair market value of the Company's common stock on such date.
  (2) The value realized is based on the market value of the Company's common stock on the date of exercise, minus the exercise price, and does not necessarily indicate that the optionee sold such stock at that price or at all.

                                RETIREMENT PLANS

  The Company adopted the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan (the "SERP") effective May 1, 1996. Under the SERP, in most cases a vested participant will be entitled to a yearly benefit for his or her lifetime beginning at age 60 based on (1) final average compensation (the average annual compensation during the final three years of employment) and (2) years of service (up to a maximum of 15). Generally, a participant vests upon completing five years of service and attaining age 55. Ms. Barad, however, is deemed currently vested in the SERP and will be entitled to receive benefits under the SERP when she attains age 55. Additionally, in consideration of Mr. Mansour's agreement to waive and renounce any and all rights and benefits under the 1990 Supplemental Executive Retirement Plan, Mr. Mansour became vested in the SERP upon attaining age 50 and will be entitled to receive benefits under the SERP when he attains age 55. The compensation used in determining final average compensation under the SERP is the participant's base salary plus bonus paid under the MIP. At December 31, 1998, final average compensation under the SERP for Messrs. Gandolfo, Mansour, Pearce and Stein was $662,338, $674,595, $621,674 and $756,486, respectively, and the years of service with the Company were 8.8, 20.3, 25.4 and 2.4, respectively. The SERP benefit is computed as a lifetime payment and is not reduced for Social Security.

  The following table shows the estimated annual benefit that would be payable to participants in the SERP at age 60.

                      Approximate Annual Retirement Benefits Retiring at Age 60
      Final Average   ----------------------------------------------------------
      Compensation    5 Years of Service 10 Years of Service 15 Years of Service
      -------------   ------------------ ------------------- -------------------
       $  500,000          $41,667            $ 83,333            $125,000
          600,000           50,000             100,000             150,000
          700,000           58,333             116,667             175,000
          800,000           66,667             133,333             200,000
          900,000           75,000             150,000             225,000
        1,000,000           83,333             166,667             250,000

  Ms. Barad's employment agreement with the Company states that whenever she becomes eligible to receive benefits under the SERP, such benefits will be 35% of the average of the final three years of annual base salary plus the average of the greatest two of the five most recent annual MIP bonuses received by her. Calculated as of December 31, 1998, the estimated annual benefit that would be payable under the SERP to Ms. Barad upon retirement would be $598,568.

                             EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with the Named Executive Officers in order to assure the continued service of such persons. Each of the agreements is substantially identical, except as described below. The agreements generally provide a three-year term of employment, five in the case of Ms. Barad. The termination date of each agreement is automatically extended by one month on the first day of each month during the period of employment. The agreements also provide for the respective executive's participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by the Company, including but not limited to the MIP, the LTIP, any of the Company's stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally. The Company may terminate each executive's employment for cause, as defined in the agreements, if a majority, consisting of at least two-thirds of the non-management members, of the Company's Board of Directors, determines that "cause" exists. The executive may terminate his or her employment at any time for good reason, as defined in the agreements. "Good reason" includes, among other things, any change in duties, authority or responsibility of the executive that is inconsistent with the executive's position as described in his or her respective agreement and any requirement by the Company that the executive be based outside of Los Angeles, without the executive's consent. If the executive's employment is terminated for cause or if the executive terminates his or her employment without good reason, the Company will pay the executive his or her full base salary through the termination date at the then effective rate. The agreements also provide for certain benefits in the event of termination of employment by death or disability. If the Company terminates the executive's employment other than for cause or disability or the executive terminates his or her employment for good reason (in each case, other than within 18 months following a change of control):

  . the Company will pay the executive a lump sum consisting of:

    (1) the executive's base salary through the termination date at the then effective rate;
    (2)  a current year prorated MIP bonus;
    (3) an LTIP payment reflective of the executive's participation in the three-year plan; and
    (4) three (five, for Ms. Barad) times the sum of (x) the executive's annual base salary at the then effective rate and (y) the average annual bonus, but without proration;

  . unexpired options granted to the executive under the Company's stock option plans, which options have been held for more than six months, will become immediately exercisable, and the executive will have a period of 90 days following the termination date to exercise all exercisable options;

  . the Company will reimburse the executive for any expenses incurred that would have been payable by the Company had the executive not been terminated;

  . until the earlier of (x) the third anniversary of the termination date or
    (y) the date the executive accepts other employment, the Company will provide the executive certain employee benefits at the Company's expense; and

  . credit will be given for three years of service (in addition to actual service) and for three years of attained age to be added to the executive's actual age for purposes of computing any service and age-related benefits for which the executive is eligible under the Company's plans and programs.

If, within 18 months following a change of control of the Company, the executive terminates his or her employment for good reason or the Company or the surviving entity terminates the executive's employment other than for cause or disability, the Company will, among other things, pay to the executive a lump sum consisting of:

  . the executive's base salary through the termination date at the then effective rate;

  . an amount equal to the prorated MIP bonus;

  . a prorated LTIP payment for the current year;

  . three (five, for Ms. Barad) times the sum of (x) the executive's annual base salary at the then effective rate and (y) the maximum annual bonus, but without proration; and

  . the full term payout for the three-year period of the LTIP (two times the full term payment, for Ms. Barad).

If, with respect to payments made by the Company due to a change of control, the executive is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

  Ms. Barad entered into an Amended and Restated Employment Agreement, dated as of January 1, 1997, which supersedes previous employment agreements between Ms. Barad and the Company. Under the agreement, Ms. Barad is to receive a base salary at least equal to the salary in effect on the date of the agreement.
Ms. Barad is deemed currently vested in the SERP and will be entitled to receive benefits under the SERP when she attains age 55. When Ms. Barad becomes eligible to receive benefits under the SERP, such benefits will be 35% of the average of the final three years of annual base salary plus the average of the greatest two of the five most recent annual MIP bonuses received by her. Under the agreement, Ms. Barad received a grant of options to purchase 825,000 shares of common stock in February 1997 and is entitled to receive, commencing with the first quarter of 1998, additional annual option grants in amounts greater than those granted to any other executive of the Company and for a minimum of 300,000 shares of common stock. The option grant Ms. Barad was entitled to receive in 1998 was replaced by an option grant in 1997 under the PPO Plan. Under the agreement, the provisions in a previous employment agreement relating to a home mortgage loan remain in effect, except that if Ms. Barad's employment is terminated for reasons other than for cause by the Company or for good reason by Ms. Barad, or in connection with a change of control, the principal amount of the loan and all accrued unpaid interest will be forgiven. See "-- Certain Transactions." Under the agreement, the Company is obligated to implement a split dollar life insurance plan in which Ms. Barad will have a basic fixed death benefit of not less than $5,000,000 paid for by the Company. Such benefit will vest upon the earlier of age 55 or Ms. Barad's termination for reasons other than for cause by the Company or for good reason by Ms. Barad, or in connection with a change of control. Under the agreement, Ms. Barad was entitled to, and received a loan in the amount of the lesser of $4,236,000 or the actual amount of the federal and California income tax and applicable Medicare withholding tax incurred by her in connection with the vesting of 292,968 shares of common stock previously granted to her as "restricted stock." See "--Certain Transactions." The loan is secured by the 292,968 shares of common stock and is payable in full, including accrued interest, on May 19, 2000; provided, however, that if the Company's common stock trades on the New York Stock Exchange for any 20 consecutive trading days during the term of the loan at a per share price of $45 or more, then the entire unpaid principal balance and accrued but unpaid interest thereon will be forgiven by the Company. The loan was made to Ms. Barad to allow her to pay her tax liability on such shares of common stock without having to sell any of them, thereby encouraging Ms. Barad's enhanced ownership of common stock.

  The provisions in Ms. Barad's employment agreement relating to payments due in the event that her employment is terminated due to death or disability differ in some respects from the other employment agreements described in this section. If Ms. Barad's employment is terminated by reason of her death, her legal representatives will be entitled to receive, among other things:

  . payment of Ms. Barad's base salary for one year;

  . payment of one short term annual bonus equal to the average of the two largest of Ms. Barad's most recent three bonuses;

  . any payments that would have been payable to Ms. Barad under the LTIP if she had survived to the end of the applicable three-year period; and

  . retirement benefits payable to Ms. Barad's surviving spouse or other named beneficiaries under the SERP.

Additionally, all unexercised options granted to Ms. Barad will become fully vested and will be exercisable by Ms. Barad's legal representatives for one year. If Ms. Barad's employment is terminated by reason of her disability, she will generally be entitled to the above described benefits.

  The provisions in Ms. Barad's employment agreement relating to payments due to Ms. Barad in the event that the Company terminates her employment other than for cause or disability or Ms. Barad terminates her employment for good reason differs from the other employment agreements described in this section in that the portion of the payments relating to the MIP bonus and the LTIP payment were modified to provide for greater overall compensation to Ms. Barad, and a new provision providing for a full term payment for the three year period of the LTIP was added. The agreement also provides that she will be employed as a senior advisor to the Company on terms substantially similar to those described above for a period of two years following her retirement.

  Mr. Gandolfo entered into an Amended and Restated Employment Agreement, dated as of September 9, 1996, which supersedes a prior employment agreement, dated as of November 11, 1993. Under the current agreement, Mr. Gandolfo is to receive a base salary at least equal to his salary in effect on the date of the agreement.

  Mr. Mansour entered into an Amended and Restated Employment Agreement with the Company, dated as of July 29, 1996, which supersedes a previous employment agreement, dated as of November 11, 1993. Under the current agreement, Mr. Mansour is to receive a base salary at least equal to the salary in effect on the date of the agreement. In consideration of Mr. Mansour's agreement to waive and renounce any and all rights and benefits under the 1990 Supplemental Executive Retirement Plan, Mr. Mansour became vested in the SERP upon attaining age 50 and will be entitled to receive benefits under the SERP when he attains age 55. Under the agreement, Mr. Mansour received a grant of options to purchase 150,000 shares of common stock in July 1996 under the 1990 Non-Qualified Stock Option Plan and was entitled to receive, in both January 1997 and January 1998, options to purchase 150,000 shares of common stock under the stock option plan in effect at that time. The option grant Mr. Mansour was entitled to receive in January 1998 was replaced by an option grant in 1997 under the PPO Plan.

  Mr. Pearce entered into an Employment Agreement with the Company, dated as of April 14, 1997. Under the agreement, Mr. Pearce is to receive a base salary at least equal to the salary in effect on the date of the agreement. In addition, the agreement provides that Mr. Pearce will participate in the Company's bonus programs, including the MIP and the LTIP. The agreement provides that Mr. Pearce was to participate in the 1996-1998 LTIP on a full term, non-prorated basis, with the exception of the 1996 interim payment, which had already been disbursed, and guaranteed Mr. Pearce a 1997 MIP award of not less than $200,000. Under the agreement, Mr. Pearce received a grant of options to purchase 200,000 shares of common stock upon the commencement of employment and is entitled to receive options to purchase an aggregate of 500,000 shares of common stock over the initial three years of his employment. The option grant Mr. Pearce was entitled to receive over the initial three years of his employment was replaced by an option grant in 1997 under the PPO Plan. Under the agreement, Mr. Pearce was granted credit for time served as an executive at Tyco Toys, Inc. for purposes of the SERP and other Company benefit programs.

  Mr. Stein entered into an Employment Agreement with the Company, dated as of December 20, 1996, which supersedes a prior employment agreement with the Company dated as of August 8, 1996. Under the agreement, Mr. Stein was to receive a base salary at a biweekly rate of $27,308. Under the agreement, Mr. Stein received a signing bonus of $1,000,000. In addition, the Company provided Mr. Stein with a loan in the principal amount of $1,000,000, which loan is due and payable three years from the date made, with interest to accrue annually at LIBOR plus twenty-five basis points and payable upon maturity. If Mr. Stein is terminated for cause by the Company, the loan will become due and payable, including interest accrued, 90 days after such termination date. If Mr. Stein's employment is terminated for reasons other than for cause by the Company, for good reason by Mr. Stein, or in connection with a change of control, the principal amount of the loan and all accrued unpaid interest will be forgiven. Under the agreement, Mr. Stein received a grant of options to purchase 400,000 shares of common stock in December 1996 under the 1990 Non-Qualified Stock Option Plan and was entitled to receive, in both January 1997 and January 1998, options to purchase 150,000 shares of common stock under the stock option plan in effect at that time. The option grant Mr. Stein was entitled to receive in 1998 was replaced by an option grant in 1997 under the PPO Plan. As of March 15, 1999, Mr. Stein is no longer an officer of the Company.

                              CERTAIN TRANSACTIONS

  The law firm of Irell & Manella LLP, to which Mr. Loeb is a retired senior partner and of counsel, provided legal services to the Company during 1998.

  On November 1, 1994, the Company loaned to Ms. Barad $3.0 million at 4.12% per annum (the short-term applicable federal rate for the month of September
1994) for the purchase of a home pursuant to the terms of her prior employment agreement. The loan is secured by a first deed of trust on the home and was payable in full on November 1, 1997. On January 1, 1997, the maturity date of the loan was extended to May 20, 2000, and the interest rate of the loan was increased to 6.1% per annum (the medium-term applicable federal rate for the month of January 1997). See "Employment Agreements" above.

  On May 29, 1997, the Company loaned $4.2 million at 6.1% per annum (the medium-term applicable federal rate for the month of May 1997) to Ms. Barad pursuant to the terms of her employment agreement and in connection with the vesting of 292,968 shares of common stock that had previously been issued to Ms. Barad as "restricted stock." The loan is secured by the 292,968 shares of common stock and is payable in full, including accrued interest, on May 19, 2000; provided, however, that if the common stock trades on the New York Stock Exchange for any 20 consecutive trading days during the term of the loan at a per share price of $45 or more, then the entire unpaid principal balance and accrued but unpaid interest thereon will be forgiven by the Company. The loan was made to Ms. Barad to allow her to pay her tax liability on such shares of common stock without having to sell any of them, thereby encouraging Ms. Barad's enhanced ownership of common stock. See "Employment Agreements" above.

  On August 19, 1996, the Company loaned $1.0 million at 6.125% per annum (one year LIBOR plus twenty-five basis points) to Mr. Stein pursuant to the terms of his employment agreement. Interest and principal are payable in full on August 19, 1999. See "Employment Agreements" above.

  On July 9, 1998, the Company completed its acquisition of Pleasant Company, a Wisconsin-based direct marketer of books, dolls, clothing, accessories and activity products included under the American Girl(R) brand name. The purchase price, including costs directly related to the acquisition, was approximately $715 million and was negotiated at arms'-length between the parties. As a result of the acquisition, Ms. Rowland, who was the founder, 70% stockholder and the President of Pleasant Company, became Vice Chairman of the Board of Directors of the Company subsequent to the closing of the acquisition.

  During 1998, the Company made payments in the aggregate of $390,000 to White Wings, Inc. for the use of an aircraft by officers of Pleasant Company. Ms. Rowland and her husband, Jerome Frautschi, beneficially own 100% of White Wings, Inc. Additionally, during 1998, the Company made payments in the aggregate of $774,653 to Webcrafters Inc. for the production of printed materials for Pleasant Company. Ms. Rowland's brother-in-law, John Frautschi, beneficially owns 100% of Webcrafters Inc.

                                  PROPOSAL 2
     APPROVAL OF THE AMENDED AND RESTATED MATTEL LONG-TERM INCENTIVE PLAN
                AND THE MATERIAL TERMS OF ITS PERFORMANCE GOALS

  The Compensation/Options Committee of the Board of Directors, which consists of disinterested directors, has approved and adopted the Amended and Restated Mattel Long-Term Incentive Plan (the "Amended and Restated LTIP") effective as of January 1, 1999, subject to stockholder approval, and recommends the Amended and Restated LTIP and the material terms of its performance goals for stockholder approval. The original LTIP was adopted by the Board of Directors for a performance period beginning in 1987. The original LTIP was approved by the Company's stockholders in 1996 in order to qualify compensation paid under the LTIP as "qualified performance-based compensation" within the meaning of
Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended. The Amended and Restated LTIP was developed with the assistance of an independent compensation consultant.

  The Amended and Restated LTIP has as one of its principal objectives increasing the Company's strategic focus on long-term goals. It amends the LTIP in certain respects, including to change the business criteria with respect to which performance bonuses may be payable and to provide that the maximum amount of compensation that may be payable to any participant under the Amended and Restated LTIP during any three-year period will not exceed $9.0 million. The Board of Directors and the Compensation/Options Committee believe the Amended and Restated LTIP will provide an incentive for superior work and motivate executives toward even higher achievement and business results. The Board of Directors also believes the Amended and Restated LTIP will further tie the executives' goals and interests to those of the Company and its stockholders, and will enable the Company and its subsidiaries to attract and retain highly qualified executives. The Board of Directors believes that it is in the Company's best interest to submit the Amended and Restated LTIP and the material terms of its performance goals to the Company's stockholders for approval so that compensation paid thereunder to Covered Employees (as defined below) generally qualifies as "qualified performance-based compensation" under Section 162(m). If the Company's stockholders fail to approve the Amended and Restated LTIP and the material terms of its performance goals at the annual meeting, the LTIP will terminate as of the date of the annual meeting.

  The following is a description of the Amended and Restated LTIP and the material terms of its performance goals. A copy of the Amended and Restated LTIP can be obtained by making written request to the Company's Secretary.

Eligibility and Goals

  Executives of the Company and its subsidiaries are eligible to be participants in the Amended and Restated LTIP. From time to time, the Compensation/Options Committee will determine which such executives will be participants under the Amended and Restated LTIP (each a "Participant"). The Amended and Restated LTIP is intended to provide long-term incentive rewards for such executives of the Company and its subsidiaries and to enable the Company and its subsidiaries to attract and retain highly qualified executives. As of April 15, 1999, approximately 50 executives were eligible to participate under the Amended and Restated LTIP.

Section 162(m) Awards

  The Amended and Restated LTIP is designed with the intent that bonuses paid to Covered Employees of the Company and its subsidiaries are generally deductible by the Company, without limit under Section 162(m). Section 162(m), which was added to the Internal Revenue Code in 1993, places a limit of $1.0 million on the amount of compensation that may be deducted by the Company in any taxable year with respect to each "covered employee," within the meaning of Section 162(m). However, "qualified performance-based compensation" within the meaning of Section 162(m) is not subject to the deduction limit. The Amended and Restated LTIP is designed to generally provide "qualified performance-based compensation" to each executive who is either (1) a "covered employee" of the Company or its subsidiaries within the meaning of Section

162(m) or (2) an employee designated as a "Covered Employee" by the Compensation/Options Committee (each a "Covered Employee"). The Amended and Restated LTIP is being submitted to the Company's stockholders for approval so that generally bonuses payable by the Company to Covered Employees are fully deductible for federal income tax purposes. The Amended and Restated LTIP and the material terms of its performance goals must be approved by the Company's stockholders before any bonuses will be paid thereunder.

Administration

  The Amended and Restated LTIP will be administered by the Compensation/Options Committee of the Board of Directors which consists solely of two or more members of the Board of Directors who qualify as "outside directors" under Section 162(m), and the regulations and interpretations promulgated thereunder. The Compensation/Options Committee may designate agents to carry out responsibilities relating to the Amended and Restated LTIP except such responsibilities that must be carried out by the Compensation/Options Committee in order for bonuses paid to Covered Employees to constitute "qualified performance-based compensation" for purposes of Section 162(m). Generally, the Amended and Restated LTIP provides for indemnification of each member of the Compensation/Options Committee and the Board of Directors against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with claims against him or her by reason of the performance of his or her duties under the Amended and Restated LTIP.

Bonus Determinations

  The Compensation/Options Committee may elect to establish separate standards for determining eligibility to participate and benefits for each period for which bonuses may be paid. A Participant may receive a bonus payment under the Amended and Restated LTIP based upon the attainment of performance objectives (the "Performance Objectives") that are established by the Compensation/Options Committee as part of the standards for determining eligibility or benefits. The Performance Objectives are based on one or more of the following business criteria with respect to the Company or the Company's: (1) worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees; and/or (2) brands, groups of brands or specific brands:

                                                    . operating profit less a charge on any
   . net operating profit after taxes (NOPAT)         one or more of the following items:
   . NOPAT less a capital charge;                     working capital, inventory or
   . revenue;                                         receivables;
   . earnings per share;                            . net income;
   . earnings per share before or after funding     . return on equity;
     for some or all of the Company's incentive     . cash flow return on investment;
     programs;                                      . return on invested capital or assets;
   . operating profit;                              . fair market value of stock; and
                                                    . achievement of strategic initiatives.


  On March 29, 1999, the Compensation/Options Committee established Performance Objectives and formulas for determining bonuses payable under the Amended and Restated LTIP with respect to the three-year performance period beginning January 1, 1999 and ending December 31, 2001. The actual amount of payments with respect to such Performance Objectives and formulas for such three-year period and the actual amount of other payments which may be made under the Amended and Restated LTIP are not presently determinable because such amounts are dependent on the future attainment of the Performance Objectives with respect to such payments. The Amended and Restated LTIP provides that the maximum amount payable to any Participant under the Amended and Restated LTIP during any three-year period may not exceed $9.0 million. If the Amended and Restated LTIP and the Performance Objectives and formulas established thereunder on March 29, 1999 were in effect for the period that began on January 1, 1998 and ended December 31, 1998, none of the Participants in the Amended and Restated LTIP would have received a bonus.

  The Compensation/Options Committee has the discretion to modify the standards established for eligibility and benefits in order to take into account the effect of unforeseen or extraordinary events or accounting changes or to take into account a significant change in responsibility of any Participant. The Compensation/Options Committee, however, will not have any discretion to increase the amount of compensation payable to any Covered Employee that would otherwise be due upon attainment of the Performance Objectives or to modify the Performance Objectives that have been established for determining the bonus to be paid to a Covered Employee (other than pursuant to automatic objectively determinable adjustments established at the time the Performance Objectives were established), to the extent that such discretion is precluded by Section 162(m).

Form of Payment

  Bonuses under the Amended and Restated LTIP may be paid in cash or "restricted stock", as determined by the Compensation/Options Committee in its discretion.

Amendments

  The Company has the right to amend or terminate the Amended and Restated LTIP at any time in its sole discretion and any amendments will require stockholder approval only to the extent both (1) approval of such amendment is required in order for bonuses paid to Covered Employees to constitute "qualified performance-based compensation" for purposes of 162(m) and (2) the Company determines that bonuses paid to Covered Employees shall continue to be intended to satisfy the "qualified performance-based compensation" requirements of
Section 162(m).

Required Vote

  Approval of the Amended and Restated LTIP and the material terms of its performance goals requires the affirmative vote of a majority of the shares of common stock and Series C preferred stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED LTIP AND THE MATERIAL TERMS OF ITS PERFORMANCE GOALS.

                                   PROPOSAL 3
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP has served as the Company's independent accountants since their appointment for the 1975 fiscal year. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

  Audit services of PricewaterhouseCoopers LLP for 1998 included the examination of the consolidated financial statements, services related to filings with the Securities and Exchange Commission, and the performance of limited reviews of the Company's quarterly unaudited financial information. The ratification of the selection of the Company's independent accountants requires the affirmative vote of a majority of the shares of common stock and Series C preferred stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF
                                                       ---
THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1999.

                                   PROPOSAL 4
      STOCKHOLDER PROPOSAL REGARDING COMPOSITION OF THE BOARD OF DIRECTORS

  John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, acting on behalf of Bernard and Naomi Schlossman, whose address is 10923 Rathburn Ave., Northridge, California 91326-2854, has requested that the following proposal be included in this Proxy Statement. Bernard and Naomi Schlossman have advised the Company that they own 700 shares of the Company's common stock. Mr. Chevedden's proposal and his related supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder's proposal follows:

  RESOLVED:

  Require 70% of the board to be independent to improve board oversight of management. Mattel Inc. shareholders request the Board of Directors take all necessary steps to enact this resolution today.

  This includes the requirement that a change in the 70% requirement can be made only by a majority of shareholder votes cast, on a separate-issue basis.

  SUPPORTING STATEMENT

  Institutional Shareholder services (www.cda.com/iss), said a fundamental principle of corporate governance is an independent board--capable of objective oversight of top management. ISS is a leading proxy analysis firm for institutional shareholders.

80% of Mattel's board is not independent. 80% have additional links to Mattel, overly long tenure and/or conflicting commitments:

  .    Vogelstein (Has 3-strikes against independence.)
          Demanding full-time job plus 9 demanding boards seats
          16-year term
          Linked with Mattel director Brown at E.M. Warburg, Pincus & Co.

  .    Brown
          Demanding full-time job plus 6 demanding boards seats
          Linked with Mattel director Vogelstein at E.M. Warburg, Pincus & Co.

  .    Friedman
          Demanding full-time job plus 6 demanding boards seats

  .    Loeb
          Does legal work for Mattel
          24-year term

  .    Barad
          Employee

  .    Gandolfo
          Employee

  .    Mansour
          Employee

  .    Stein
          Employee

  Also 91% of the key board committee seats lack independence. Only one seat out of 11 key committee seats is held by an independent director.

What reports highlight challenges for Mattel directors that demand independence?

  Mattel sees a 33% drop in 1998 earnings.
  Mattel said its 1998 sales would be $500 million below previous estimates.

       Reuters                      Dec. 14, 1998

  RESEARCH ALERT--Mattel 1999 earnings per share estimates cut.

       Reuters                      Sept. 25, 1998

  Toy industry lags behind. Kids today grow out of toys faster, moving to high-tech toys, clothing, and sporting goods by the end of kindergarten.
  That means big trouble for the toy industry, which has been slow to adapt.

       AP Online                    Nov. 24, 1998

  Mattel earnings hurt by a $27-million recall charge from 10-million Power Wheels toys and lower sales to Toys R Us.

       AP Online                    Oct. 22, 1998

  Mattel had restrictive agreements with Toys R Us. Source: Federal Trade Commission.
  Mattel also faces a lawsuit from 44 states on similar charges.

       AP Online                    Oct. 15, 1998

  Mattel stock option plan has a high 12% potential stock dilution. This is above the allowable cap for this company of 5%.
  Mattel stock options allow re-pricing of underwater options.

       Institutional Shareholder
        Services                    April 17, 1997

  Mattel chair's first year pay package could hit $26 million.

       Los Angeles Times            March 14, 1998

  Mattel chair has $43,604,967 in unexercised stock options.
      Source: Internet--www.paywatch.org

  Mattel timeliness rank falls to 4 with 5 being the lowest.

       Value Line                   Oct. 9, 1998

  Chair J.E. Barad may now be facing biggest challenge yet: Prove she can keep the Mattel success story going.

       Business Week                May 25, 1998

  Mattel's 42,000 shareholders will benefit from independent oversight from their 10 directors:

                   Require 70% of the board to be independent
                                    YES ON 4

  The Board of Directors of the Company unanimously recommends that stockholders vote AGAINST the stockholder's proposal for the following reasons:

  In 1997, the Board of Directors adopted its Corporate Governance Guidelines, which provide that at least a majority of the members of the Board of Directors will be independent. The Corporate Governance Guidelines state that: "A director will not be considered as independent if he/she is an employee or former employee of the company or has a connection with the company as a substantial supplier of goods or services." In addition, the guidelines provide that a director of the Company is not independent if he/she is an officer of a company on whose board any officer of the Company serves. Term limits were specifically considered and rejected in favor of annual review of Board and director performance as the best means of assuring a high quality Board of Directors.

  Under this definition, all of the non-employee directors standing for re-election are independent. In addition, as required by the guidelines, the Audit Committee and Compensation/Options Committee are constituted entirely of independent, non-employee directors.

  The Board of Directors believes that this standard of independence comports with the best practices of corporate governance now being followed by U.S. corporations. The National Association of Corporate Directors and The Conference Board, both advocates of strong, independent boards, favor flexible arrangements with regard to board composition and procedures. The object of the Corporate Governance Guidelines is to ensure that the Board of Directors will be able to carry out its oversight responsibilities while enabling the Company to attract and retain outstanding directors. The stockholder's proposal and criteria for independence are excessively restrictive and would diminish the contribution that is being made to the Company and its stockholders by its Board of Directors.

  Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of common stock and Series C preferred stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class. Unless marked to the contrary, proxies received will be voted against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
                                                       -------

                                  PROPOSAL 5
                        STOCKHOLDER PROPOSAL REGARDING
                   CERTAIN REPORTS BY THE BOARD OF DIRECTORS

  Marie-Claude Hessler-Grisel, whose address is 21 rue Monsieur, 75007 Paris, France, has requested that the following proposal be included in this Proxy Statement. Ms. Hessler-Grisel has advised the Company that she is the beneficial owner of 150 shares of the Company's common stock. Ms. Hessler-Grisel's proposal and her related supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder's proposal follows:

  Whereas the Shareholders request the Board of Directors to inform the public, every six months starting in November 1999, of the progress achieved in the implementation of the "Global Principles of Manufacturing" and the resulting improvements in the working conditions of Mattel's and its subcontractors' workers.

  SUPPORTING STATEMENT

  One of the greatest challenges for corporations today is to satisfy the consumers' demand for "ethical" goods. This is no longer a rhetorical demand made by a few NGOs. It reflects a genuine concern from a rapidly growing number of consumers, already a majority in Europe, to choose goods made by workers, in whichever country, whose working conditions and compensation meet certain basic standards. Corporations which want to keep or improve their market share will have to address the issue quickly and seriously.

  Up to now, many corporations have answered these requests by adopting codes of conduct that guarantee certain rights and the application of the national laws.

  At the Annual Meeting of May 1997, Mattel's management distributed its "Global Manufacturing" Principles to the shareholders who were present. In November 1997, it presented the Principles to the press and appointed Professor Prakash Sethi to monitor its implementation. Since then Professor Sethi has put into place an ambitious independent monitoring program and set up a monitoring commission.

  But the best code of conduct and the best monitoring system will not do if they are not followed rapidly by concrete evidence of implementation. Consumers and related organizations are very suspicious that codes and monitoring commissions are only an easy and relatively cheap public relation device to soothe their demands while the workers' conditions do not improve.

  The only way to ensure that the consumers' buying behavior favor our Company is to document and publish the actual progress in the conditions of our and our subcontractors' workers. While our audience cannot expect that questionable practices disappear overnight, they already expect a gradual improvement in the working conditions until these conditions fully and everywhere meet the requirements of the Principles that we have offered.

  It would be a marketing advantage for Mattel, number one in the toy industry, to take the lead and agree to publicly and regularly disclose the results of the implementation of our code of conduct. By acting soonest to meet the trend that our customers will inevitably continue to follow, we can achieve a decisive marketing edge over our competitors.

  The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder's proposal for the following reasons:

  At a time when consumers around the world are becoming increasingly interested in the origin of the products they purchase and the conditions under which the products are manufactured, the Company has elected to establish the most comprehensive code of conduct in the toy industry--the "Global Manufacturing Principles." The Company is in agreement with the principles underlying the stockholder proposal and recognizes that even the most comprehensive code represents nothing more than an unfulfilled commitment unless it is accompanied by an aggressive program of employee education and independent monitoring. As a result, the Company has initiated a worldwide independent auditing and monitoring system of its owned-and-operated and primary contractor manufacturing facilities. The Company believes it is the first multi-national consumer products company to commit to and initiate independent auditing and monitoring of its facilities on a global basis.

  Headed and supervised by the Mattel Independent Monitoring Council ("MIMCO"), the Company's independent monitoring program features in-depth, on-site inspections of manufacturing facilities. These inspections include unobstructed facility tours by MIMCO members, management interviews, auditing of personnel files and one-on-one interviews conducted confidentially by Verite International with statistical samplings of employees.

  To further ensure the independence and transparency of the MIMCO audits, results will be published and made available publicly by MIMCO. The first such publication will occur on or about the date of the 1999 annual meeting. The publication of these results is the sole responsibility of MIMCO and will occur no less than once each year. As an independent body, MIMCO has full discretion to increase the frequency of publication beyond an annual basis.

  On November 20, 1997, the Company first announced the adoption of its Global Manufacturing Principles, which is a code of conduct for production facilities and contract manufacturers worldwide. At the same time, the Company announced the development by Dr. S. Prakash Sethi, Academic Director of Executive Programs, Zicklin School of Business, Baruch College, City University of New York, an international expert on corporate governance and ethics, of the worldwide independent audit and monitoring system for the Global Manufacturing Principles.

  The Global Manufacturing Principles reflect the Company's belief that the safety and fair treatment of the men and women who manufacture Mattel products is equally important as the safety and quality of the products themselves. The Company's policy, among other provisions, prohibits the use of forced, child or prison labor in such facilities and establishes precise standards for the working environment of such facilities. Comprehensive standards concerning the work environment, working conditions, wages and salaries and living conditions (where applicable) have been developed for each country in which the Company owns facilities and in those countries in which the Company's primary contractors are located.

  To date:

  . Dr. Sethi has recruited two eminent and experienced individuals to MIMCO--Dr. Paul F. McCleary, currently president of ForChildren, Inc., former executive vice president of Save the Children, Inc., and former associate general secretary of the United Methodist Church; and, Dr. Murray L. Weidenbaum, currently Distinguished University Professor and Chairman, Center for the Study of American Business, Washington University and former Chairman of the U.S. Council of Economic Advisors.

  . 15 contractor facilities have been dismissed and 25 remain on the Company's "watchlist."

  . MIMCO members have visited all of the Company's owned-and-operated facilities outside of the U.S. as well as many of its primary contractor facilities in Indonesia and the People's Republic of China.

  . MIMCO has completed independent audits of all Company owned-and-operated facilities in Indonesia, Thailand, Malaysia, and its two Joint Processing Agreement facilities in the People's Republic of China.

  . MIMCO will publish a public report of its audit findings on or about the date of the 1999 annual meeting.

  . MIMCO will complete audits of all remaining Company owned-and-operated facilities outside of the United States (three in Mexico and two currently under construction in the People's Republic of China) by the end of 1999.

  . MIMCO will initiate independent audits of a statistical sampling of primary contractor facilities beginning in early 2000.

  . MIMCO will continue to issue public reports of its findings at its own discretion, but no less than annually.

  Dr. S. Prakash Sethi is expected to be present at the annual meeting to discuss the findings of the completed MIMCO audits and respond to any questions that may arise from meeting attendees.

  While the Company is in agreement with the principles underlying the stockholder proposal, it believes that the current and future activities of MIMCO demonstrate that the adoption of specific publication requirements, beyond those already undertaken, are unnecessary.

  Approval of this stockholder proposal requires an affirmative vote of a majority of the shares of common stock and Series C preferred stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class. Unless marked to the contrary, proxies received will be voted against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
                                                       -------
                 DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

  Proposals that a stockholder desires to have included in the Company's proxy materials for the 2000 Annual Meeting of Stockholders of Mattel must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Secretary of the Company at the Company's principal office no later than December 30, 1999.

  The Company's By-Laws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, that the stockholder wishes to bring before a meeting of stockholders of the Company. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the meeting, or if the Company gives less than 40 days' notice of the meeting date, written notice of the stockholder proposal or nomination must be received within ten days after the meeting date is announced. With respect to stockholder proposals, the stockholder's notice to the Secretary of the Company must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in the Company's By-Laws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder's notice to the Secretary of the Company must contain certain information set forth in the Company's By-Laws about both the nominee and the stockholder making the nominations.

  If a stockholder desires to have a proposal included in the Company's proxy materials for the 2000 Annual Meeting of Stockholders of Mattel and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in the two immediately preceding paragraphs. Any required written notices should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, Attention: Secretary.

                             PRINCIPAL STOCKHOLDERS

  As of April 21, 1999, the only persons known by the Company to own beneficially or that may be deemed to own beneficially more than 5% of the Company's common stock or Series C depositary shares were:

                                       Name and address         Amount and Nature of Percent
          Title of Class              of Beneficial Owner       Beneficial Ownership of Class
          --------------              -------------------       -------------------- --------
   Common stock                  Oppenheimer Capital.........        22,653,593(1)      7.9%
                                 Oppenheimer Tower
                                 World Financial Center
                                 New York, NY 10281

   Common stock                  Harris Associates L.P.......        15,922,072(2)      5.6%
                                 Two North LaSalle Street
                                 Suite 500
                                 Chicago, IL 60602

   Series C depositary shares(3) Angelo Gordon & Co. LLP.....         3,089,800(4)     16.0%
                                 245 Park Avenue
                                 New York, NY 10167

   Series C depositary shares(3) D.E. Shaw Investments, L.P..         1,896,800(5)      9.8%
                                 120 West 45th Street
                                 New York, NY 10036

   Series C depositary shares(3) Paloma Partners L.L.C.......         2,824,400(6)     14.6%
                                 2 American Lane
                                 Greenwich, CT 06836

--------
(1) As reported in a Schedule 13G dated February 9, 1999 and filed with the Securities and Exchange Commission by Oppenheimer Capital. The Schedule 13G states that Oppenheimer Capital and some of its clients or discretionary accounts may be deemed to share the voting and dispositive powers with respect to such shares of common stock.

(2) As reported in a Schedule 13G dated February 8, 1999 and filed with the Securities and Exchange Commission by Harris Associates L.P. and Harris Associates, Inc. The Schedule 13G states that by reason of advisory and other relationships with the person who owns the shares, Harris Associates L.P. may be deemed to be the beneficial owner of such shares of common stock. The Schedule 13G states that Harris Associates L.P. has shared power to vote all of such shares, shared dispositive power with respect to 13,453,400 of such shares and sole dispositive power with respect to 2,468,672 of such shares.

(3) Each Series C depositary share represents 1/25th of a share of Series C preferred stock.

(4) As reported in a Schedule 13G dated February 8, 1999 and filed with the Securities and Exchange Commission by Angelo Gordon & Co. LLP, John M. Angelo and Michael L. Gordon. The Schedule 13G states that Messrs. Angelo and Gordon may be deemed to share the voting and dispositive powers with respect to Series C depositary shares owned by Angelo Gordon & Co. LLP.

(5) As reported in a Schedule 13G dated February 9, 1999 and filed with the Securities and Exchange Commission by D.E. Shaw Investments, L.P., D.E. Shaw Securities, L.P. and David E. Shaw, the amount shown includes 436,300 shares of Series C depositary shares owned by D.E. Shaw Investments, L.P. and 1,460,500 Series C depositary shares owned by D.E. Shaw Securities, L.P. The Schedule 13G states that Mr. Shaw may be deemed to share the voting and dispositive powers with respect to Series C depositary shares owned by D.E. Shaw Investments, L.P. and D.E. Shaw Securities, L.P.
    Mr. Shaw expressly disclaims beneficial ownership of such shares.

(6) As reported in a Schedule 13G dated February 16, 1999 and filed with the Securities and Exchange Commission by Silverton International Fund Limited, Paloma Partners L.L.C., Paloma Securities L.L.C. and S. Donald Sussman. The
    Schedule 13G states that each of Paloma Partners L.L.C., Paloma Securities L.L.C. and Mr. Sussman has the sole power to direct the vote and disposition of 2,824,400 Series C depositary shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Such officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all
Section 16(a) forms they file.

  Based solely on its review of the copies of all Section 16(a) forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1998, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report covering one transaction with respect to 1,200 shares of common stock was filed late by Mr. Sinclair.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management for consideration at the annual meeting. If any other business properly comes before the annual meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of the Company may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

  In addition, the Company has retained D.F. King & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $6,000, plus out-of-pocket costs and expenses.

  The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                                          By Order of the Board of Directors

                                          /s/ Robert Normile

                                          Robert Normile
                                          Secretary

El Segundo, California
April 26, 1999

                                  DETACH HERE

                                 MATTEL, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS JUNE 3, 1999

     JILL E. BARAD, NED MANSOUR and JOHN L. VOGELSTEIN, or any of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock and Series C Mandatorily Convertible Redeemable Preferred Stock of Mattel, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, at 10:00 a.m. on the 3rd day of June, 1999, or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

          Election of all Directors listed below:
          Nominees:
          Jill E. Barad, Dr. Harold Brown, Tully M. Friedman,
          Joseph C. Gandolfo, Ronald M. Loeb, Ned Mansour,
          Andrea L. Rich, William D. Rollnick, Pleasant T. Rowland, Christopher A. Sinclair and John L. Vogelstein.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Director's recommendations, just sign on the reverse side. You need not mark any boxes.

[SEE REVERSE]    CONTINUED AND TO BE SIGNED ON REVERSE SIDE    [SEE REVERSE]
[    SIDE   ]                                                  [    SIDE   ]

                                  DETACH HERE
     Please mark
[_]  votes as in
     this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

-----------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
  FOR PROPOSALS 1, 2 AND 3.
-----------------------------------------

1.  Election of directors (named on reverse).

             FOR          WITHHELD
       [_]   ALL      [_] FROM ALL
           NOMINEES       NOMINEES
                                          MARK HERE
                                          FOR ADDRESS [_]
                                          CHANGE AND
                                          NOTE BELOW

    [_] ______________________________________
        For all nominees except as noted above

2.  Approval of the Amended and Restated Mattel
    Long-Term Incentive Plan and the material      FOR    AGAINST     ABSTAIN
    terms of its performance goals.                [_]      [_]         [_]

3.  Ratification of the selection of
    PricewaterhouseCoopers LLP as the              FOR    AGAINST     ABSTAIN
    Company's independent accountants for the      [_]      [_]         [_]
    year ending December 31, 1999.
    -------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
    AGAINST PROPOSALS 4 AND 5.
    -------------------------------------------

4.  Approval of stockholder proposal regarding     FOR    AGAINST     ABSTAIN
    the composition of the Board of Directors.     [_]      [_]         [_]

5.  Approval of stockholder proposal regarding     FOR    AGAINST     ABSTAIN
    certain reports by the Board of Directors.     [_]      [_]         [_]

6.  TO CONSIDER AND ACT UPON SUCH OTHER
    BUSINESS MATTERS OR PROPOSALS AS MAY
    PROPERLY COME BEFORE THE MEETING OR ANY
    ADJOURNMENT OR POSTPONEMENT THEREOF.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                                 Date:
          ------------------------------        ------------------------------

Signature:                                 Date:
          ------------------------------        ------------------------------

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                        MATTEL LONG-TERM INCENTIVE PLAN

                                   ARTICLE I
                   ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE

  This Amended and Restated Mattel Long-Term Incentive Plan (the "Plan") is intended to increase the Company's strategic focus on long-term goals, to provide long-term incentive rewards for certain executives of the Company and to enable the Company to attract and retain highly qualified executives.

  The Plan is designed with the intent that bonuses paid hereunder to Covered Employees are generally deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder.

  The effective date of the Plan is January 1, 1999.

                                   ARTICLE II
                                  DEFINITIONS

  2.1 Business Criteria. "Business Criteria" shall mean the Business Criteria
      -----------------
set forth in Section 3.1(c) on which the Performance Objectives may be based.

  2.2 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended,
      ----
and the regulations promulgated thereunder.

  2.3 Committee. "Committee" shall mean the Committee described in Section 5.1.
      ---------

  2.4 Company. "Company" shall mean Mattel, Inc. and any of its subsidiaries
      -------
whose executives have been selected to participate in the Plan pursuant to
Section 3.1.

  2.5 Covered Employee. "Covered Employee" shall mean (i) any "covered
      ----------------
employee" of the Company within the meaning set forth in Section 162(m)(3) of the Code and the regulations and rulings promulgated thereunder and (ii) any other employee designated as a "Covered Employee" by the Committee.

  2.6 Outside Director. "Outside Director" shall have the meaning set forth in
      ----------------
the regulations and rulings promulgated under Section 162(m) of the Code.

  2.7 Participant. "Participant" shall mean an executive of Mattel, Inc. (or a
      -----------
subsidiary of Mattel, Inc.) that has been selected by the Committee pursuant to
Section 3.1(a) to be a Participant in the Plan.

  2.8 Performance Objectives. "Performance Objectives" shall mean the
      ----------------------
Performance Objectives established pursuant to Section 3.1(c).

  2.9 Plan. "Plan" shall mean the Amended and Restated Mattel Long-Term
      ----
Incentive Plan.

                                  ARTICLE III
                            ELIGIBILITY AND BENEFITS

  3.1 Eligible Employees and Standards.
      --------------------------------

  (a) Executives of Mattel, Inc. and its subsidiaries shall be eligible to be participants in the Plan. From time to time, the Committee shall determine which such executives shall be Participants in the Plan.

  (b) The Committee may elect to establish separate standards for purposes of determining eligibility to participate and benefits for each period for which bonuses may be awarded (each a "Performance Period"). These standards shall be set forth in minutes of the Committee.

  (c) A Participant may receive a bonus payment under the Plan based upon the attainment of performance objectives (each a "Performance Objective") which are established by the Committee as part of the standards for determining eligibility and benefits and are based on one or more of the following business criteria (the "Business Criteria") with respect to the Company or the Company's
(a) worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions or employees and/or (b) brands, groups of brands or specific brands: net operating profit after taxes ("NOPAT"); NOPAT less a capital charge; revenue; earnings per share; earnings per share before or after funding for some or all of the Company's incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; cash flow return on investment; return on invested capital or assets; fair market value of stock; and achievement of strategic initiatives.

  3.2 Discretion.
      ----------

  (a) Except as provided in subparagraph 3.2(b) below, the Committee has the discretion to modify the standards established pursuant to Section 3.1(b) in order to take into account the effect of unforeseen or extraordinary events or accounting changes or to take into account a significant change in responsibility of any Participant.

  (b) Notwithstanding the provisions of subparagraph (a), the Committee shall not have any discretion to increase the amount of compensation payable to any Covered Employee that would otherwise be due upon the attainment of the Performance Objectives or to modify the Performance Objectives that have been established for determining the bonus to be paid to a Covered Employee (other than pursuant to automatic objectively determinable adjustments established at the time the Performance Objectives were established) to the extent that such discretion is precluded by Code Section 162(m).

  3.3 Maximum Bonus. The maximum amount payable to any Participant under the
      -------------
Plan during any three-year period shall not exceed $9,000,000.

                                   ARTICLE IV
                              PAYMENT OF BENEFITS

  4.1 Form of Payment. Bonuses under the Plan may be paid in cash or restricted
      ---------------
stock, as determined by the Committee in its sole discretion.

  4.2 Designation of Beneficiary. In the event of the death of a Participant
      --------------------------
prior to the date on which the Participant's benefit is paid, the benefit (if any) shall be paid to the Participant's surviving spouse. If the Participant does not have a surviving spouse, the benefit (if any) will be paid to his or her estate.

  4.3 Payees under Legal Disability. If the Committee reasonably believes that
      -----------------------------
any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee, in its sole discretion, may have the payment made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

  4.4 Payment of Benefits. Subject to Section 4.3, all payments under the Plan
      -------------------
shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant (if applicable), to that of his or her surviving spouse). Each Participant shall be responsible for furnishing the Committee with his or her current address.

                                   ARTICLE V
                              PLAN ADMINISTRATION

  5.1 Committee. Authority to administer the Plan shall be vested in the
      ---------
Compensation/Options Committee of the Board of Directors of Mattel, Inc. (the "Committee"). Only Outside Directors may be members of the Committee, and the Committee must have at least two members.

  5.2 Administrative Powers. The Committee shall have all powers necessary to
      ---------------------
administer and interpret the Plan. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and authority:

    (a) To designate agents to carry out responsibilities relating to the Plan except such responsibilities which must be carried out by the Committee in order for bonuses paid to Covered Employees to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code;

    (b) To administer, interpret and answer all questions which may arise under the Plan. The determinations by the Committee shall be binding upon all parties, to the maximum extent permitted by law;

    (c) To establish rules and procedures for the conduct of its business and for the administration of the Plan; and

    (d) To perform or cause to be performed such further acts as it may deem necessary or appropriate in the administration of the Plan.

  5.3 Indemnification.
      ---------------
  (a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board of Directors of the Company against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under the Plan. This indemnity shall not apply if the individual:

    (i) Acted fraudulently or in bad faith in the performance of his or her duties; or

    (ii) Fails to assist the Company in defending against the claim.

  (b) The Company shall have the right to select counsel and to control the prosecution or defense of the suit.

  (c) The Company shall not be required to indemnify any person for any amount incurred through settlement of any action unless the Company consents in writing to the settlement.

                                   ARTICLE VI
                             MISCELLANEOUS MATTERS

  6.1 Amendment and Termination. Mattel, Inc. reserves the right to amend or
      -------------------------
terminate the Plan at any time in its sole discretion. Any amendments to the Plan shall require stockholder approval only to the extent that both (i) approval of such amendment is required in order for bonuses paid to Covered Employees to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code and (ii) Mattel, Inc. determines that bonuses paid to Covered Employees shall continue to be intended to satisfy the "qualified performance-based compensation" requirements of Section 162(m) of the Code.

  6.2 Benefits Not Alienable. Benefits under the Plan may not be assigned or
      ----------------------
alienated, whether voluntarily or involuntarily.

  6.3 No Enlargement of Employee Rights. Nothing contained in the Plan shall be
      ---------------------------------
deemed to give a Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time.

  6.4 Governing Law. All legal questions pertaining to the Plan shall be
  -----------------
determined in accordance with the laws of the State of Delaware.

                                  ARTICLE VII
                              STOCKHOLDER APPROVAL

  No bonuses shall be paid under the Plan unless and until the stockholders of Mattel, Inc. shall have approved the Plan and the material terms of its performance goals as required by Section 162(m) of the Code. So long as the Plan shall not have been previously terminated by Mattel, Inc., to the extent that Mattel, Inc. determines that bonuses awarded to Covered Employees shall continue to be intended to satisfy the "qualified performance-based compensation" requirements of Code Section 162(m), the Plan and the material terms of its performance goals shall be resubmitted for approval by the stockholders of Mattel, Inc. no later than the fifth year after it shall have first been approved by the stockholders of Mattel, Inc., and every fifth year thereafter.

  IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed effective as of January 1, 1999.

                                    By: /s/ Alan Kaye
                                        ---------------------------------------

                                    Its: Senior Vice President, Human Resources
                                         --------------------------------------